Exhibit 10.1

STRUCTURE THERAPEUTICS, INC.

September 12, 2024

Mark Bach, M.D., Ph.D.

Via E-mail

Re:Separation and Consulting Agreement

Dear Mark:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Structure Therapeutics USA, Inc. (f/k/a ShouTi Inc.) (the “Company”) is offering to you to aid in your employment transition.

1.Separation. Your last day of work with the Company and your employment termination date will be September 23, 2024 (the “Separation Date”). Between now and the Separation Date, you must continue to abide by your contractual and statutory duties owed to the Company, including as set forth in that certain Employment letter agreement between you and ShouTi Inc, dated April 19, 2021 (the “Employment Agreement”), and by the Company’s policies and procedures.

2.Final Pay. On or shortly after the Separation Date, the Company will pay you all accrued salary (at the rate of your monthly base salary of $41,555.08) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law. Since the Company has a nonaccrual paid time off policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.

3.Severance Benefits. If you timely sign this Agreement, allow it to become effective, and comply with your obligations under this Agreement (collectively, the “Severance Preconditions”), then the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):

a.Salary Continuation. The Company will pay you severance pay in an amount equal to nine (9) months of your base salary in effect as of the Separation Date (in the total gross amount of $373,995.75), subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings (the “Severance Payment”). The Severance Payment shall be made in a lump sum no later than the Company’s second regular payroll date following the later of the Separation Date and the Effective Date (as defined below).

b.Health Insurance; COBRA. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) law, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If applicable, you will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. If you timely elect continued group health plan continuation coverage under COBRA following the Separation Date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on your behalf for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) nine (9) months after the Separation Date, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the Separation Date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of the COBRA Payment Period, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

c.Equity. You were previously granted options and restricted share units (the “Awards”) to purchase Ordinary Shares of Structure Therapeutics Inc., a Cayman Islands exempted company (“Cayman Parent”), pursuant to the Cayman Parent’s 2019 Equity Incentive Plan and Cayman Parent’s 2023 Equity Incentive Plan (collectively, the “Plans”). Notwithstanding the terms of the applicable grant notices, equity award agreements and the Plans, you and the Company hereby agree that vesting of the Awards will cease as of the Separation Date; however, as an additional severance benefit under this Agreement, the vesting of your then-outstanding time-vesting Awards will accelerate to the extent such Awards were scheduled to vest under their terms as if you had provided an additional six (6) months of continued services following the Separation Date, with such acceleration effective as of the Separation Date. For the avoidance of doubt, during the Advisory Period (as defined and set forth below) you will be considered in Continuous Service (as defined in the Plans), such that the post-termination exercise period applicable to the vested Awards (after giving effect to the acceleration described herein) will begin at the end of the Advisory Period. Except as expressly set forth herein, the Awards shall continue to be governed by the terms of the applicable grant notices, equity award agreements and the Plans.

4.Advisory Relationship. Although the Company has no obligation to do so, if you satisfy the Severance Preconditions, then the Company will engage you as an advisor under the terms and conditions set forth in this Section.

(a)Advisory Period. Your advisory engagement will begin on the Separation Date. If you do not timely (i.e., within 21 days after you receive this Agreement) execute and return this Agreement to the Company, or you revoke it after you sign it, then your advisory engagement will end immediately upon the 30th day after you receive this Agreement. However, if you timely sign and return this Agreement to the Company, and allow it to become effective, then the Company will continue your advisory engagement until December 31, 2024, unless earlier terminated pursuant to Paragraph 4(i) below or extended by the parties in writing. Your full advisory engagement will be referred to as the “Advisory Period”.

(b)Advisory Services. You agree to provide advisory services to the Company in any area of your expertise or relevant to your skills, knowledge and experience with the Company, and/or as requested by the Company (the “Advisory Services”). During the Advisory Period, you will report directly to Raymond Stevens. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. The Company generally will not instruct you in how to perform the Advisory Services and related duties (other than general oversight and control over the results of such services). You will not be required to report to the Company’s offices during the Advisory Period, except as specifically requested by the Company upon reasonable notice. When providing such services, you shall abide by the Company’s policies and procedures.

(c)Advisory Compensation. Provided that you (i) perform the Advisory Services to the Company’s satisfaction (as determined by the Company in its sole discretion), and (ii) comply with your contractual obligations to the Company, as set forth in this Agreement, then the Company will pay you fees at the rate of $16,000 per month the “Advisory Fees”). Although you will not be obligated to work any particular time schedule, you agree to make yourself available for up to thirty-two (32) hours per month during the Advisory Period to perform the Advisory Services. In addition to Advisory Fees, the Company will reimburse you for reasonable customary and documented out-of-pocket expenses, approved in writing in advance by the Company, in connection with the performance of the Advisory Services hereunder, including all business travel or other expenses necessary in furtherance of performing the Advisory Services.

(d)End of Advisory Payment. If you satisfy the Severance Preconditions, and on or after the end of the Advisory Period you timely sign and return the Advisory

Termination Date Release attached hereto as Exhibit B (the “Release”), and allow it to become effective, then in addition to the other payments and benefits provided in this Agreement, the Company will pay you an end of the Advisory Period payment in an amount to be determined by the Company (the “End of Advisory Payment”). The End of Advisory Payment target amount will be $101,598.30, and the final payment will be calculated by the Company within ninety (90) days after the closing of all applicable financials for the Company for fiscal year 2024 (“Year-end Close”) and based upon the Company’s determination, in its discretion, of the degree to which its corporate goals have been met (including the corporate goals upon which the Company would have determined your prior eligibility for an annual bonus for 2024, had you met the requirements for earning such a bonus). For the avoidance of doubt, the End of Advisory Payment shall be calculated as follows:

A fixed target incentive of 10% ($10,159.83) based on accomplishment of personal goals through the Separation Date and 90% ($91,438.47) adjusted in accordance with the Company’s practices used to assess attainment of Company corporate goals, determined by the Board of Directors, and as used for the determination of bonus payments to the members of the Executive Leadership Team.

The End of Advisory Payment will be made within fifteen (15) business days after the later of the date you sign and return the Release to the Company or the date the Company calculates the amount of the final payment as set forth above.

(e)Tax Treatment. The Company will not make any withholdings or deductions, and will issue you a form 1099, with respect to the Advisory Fees and the End of Advisory Payment (if applicable). You will be responsible for all taxes with respect to the Advisory Fees and the End of Advisory Payment, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the advisory fees.

(f)Independent Contractor Status. Your relationship with the Company during the Advisory Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Advisory Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(g)Limitations on Authority. You will have no responsibilities or authority as an advisor to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the Company’s express written authorization. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(h)Proprietary Information and Inventions. You agree that, during the Advisory Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Advisory Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Advisory Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Advisory Services.

(i)Termination of Advisory Period. Without waiving any other rights or remedies, you or the Company may terminate the advisory relationship at any time and for any reason upon thirty (30) days’ advance notice to the other party. Upon termination of the Advisory Period by either party, the Company will pay only those Advisory Fees (prorated during the month in which such termination occurs) incurred through and including the date on which the termination of the Advisory Period becomes effective, provided, however, that you will remain eligible for the End of Advisory Payment as set forth above if the Company does not terminate the advisory relationship for “Cause”, as such term is defined in the Employment Agreement, or due to your material breach of this Agreement.

(j)Other Work Activities / Non-Competition. Throughout the Advisory Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Advisory Period, you will not perform services for, or in any way manage, operate, join, control or be connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, or partner to, any company that engages in a business that is competitive to the Company. For purposes of this Agreement, a “business that is competitive with the Company” means a business engaged in clinical development in therapeutic targets or diseases within the Company’s current developmental portfolio.

(k)Representations. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Advisory Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.

5.No Other Compensation or Benefits. You acknowledge and agree that the Severance Benefits offered herein satisfy fully any and all obligations the Company may have to provide you with any severance benefits in connection with your employment termination, whether under the Severance and Change in Control Plan adopted by the Company’s Board of Directors, the Employment Agreement, or any other agreement, plan, policy or otherwise, and that any and all obligations to provide you with severance benefits are hereby waived and extinguished. You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity, equity acceleration or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested equity awards.

6.Expense Reimbursements. You agree that, within thirty (30) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.Return of Company Property. By the Separation Date, or earlier if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, Company account and device login and password information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) calendar days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. You also agree that within five (5) calendar days after the Separation Date you will update any social media and networking profiles (such as LinkedIn and Facebook) to reflect that you are no longer employed or affiliated with the Company. Your timely compliance with this paragraph is a condition to your receipt of the benefits provided under this Agreement. Following your return of Company property pursuant to this section, the Company may permit you to receive and/or use certain documents and/or information reasonably necessary to perform the Advisory Services, all of which you shall return to the Company by the last day of the Advisory Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part).

8.Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

9.Non-Disparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation. The Company will instruct members of the Executive Leadership Team (ELT) to refrain from making any statements or taking any actions that disparage or impair your reputation. Notwithstanding the foregoing in this paragraph, you and the Company (and each of the members of the ELT) may respond accurately and fully to any question, inquiry, or request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you or anyone else in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation or under other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.”

10.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

11.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

12.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, securities of the Company or Cayman Parent, equity awards or any other ownership, equity, or profits interests in the Company or Cayman Parent; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the California Labor Code (as amended), and the California Family Rights Act. You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period. Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company or organizational documents of the Cayman Parent, any valid fully executed indemnification agreement with the Company or Cayman Parent, applicable law, or applicable directors and officers liability insurance. Also, excluded from this release are any claims for breach of this Agreement and claims that cannot be waived by law, to the extent such claims are not waivable as a matter of law with this release.

14.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it sooner), and you agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period; (d) you have seven (7) calendar days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) calendar day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

15.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

16.Protected Rights. You understand that nothing in this Agreement limits your or anyone else’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your or anyone else’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you or anyone else from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you or they have reason to believe is unlawful; or (ii) waives any rights you or anyone else may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

17.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked through the date you sign this Agreement, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

18.Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims)

(collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration at a mutually acceptable location conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This

Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Jun Yoon
Jun Yoon
Chief Financial Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Mark Bach
Mark Bach

9/12/2024
Date

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT B

ADVISORY TERMINATION DATE RELEASE

(to be signed and returned to the Company on or within seven (7) calendar days after the end of the Advisory Period)

In exchange for the End of Advisory Payment to be provided to me by Structure Therapeutics USA, Inc. (f/k/a ShouTi Inc.) (the “Company”) pursuant to that certain letter separation and consulting agreement with the Company dated September 12, 2024 (the “Agreement”), I hereby provide the following Advisory Termination Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that I have been paid all amounts owed to me as a result of my relationship(s) with the Company through the date I sign this Release, and have been reimbursed for all reimbursable business expenses incurred in connection with such service.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my service relationship(s) with the Company or the termination of such relationship(s); (b) all claims related to my compensation, fees or benefits from the Company, including advisory fees, incentive compensation, severance pay, fringe benefits, securities of the Company or Structure Therapeutics Inc., a Cayman Islands exempted company (“Cayman Parent”), equity awards, or any other ownership, equity, or profits interests in the Company or Cayman Parent; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, and emotional distress; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims.

Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Articles and Bylaws of the Company or organizational documents of Cayman Parent, any valid fully executed indemnification agreement with the Company or Cayman Parent, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Release are my rights to payment of the End of Advisory Payment provided for in Paragraph 4(d) of the Agreement and any claims that cannot be waived by law.

In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. Nothing in this Release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, or from exercising my rights under Section 7 of the National Labor Relations Act, if applicable.

Except to the extent permitted above, I agree not to disparage the Company, its officers, directors, employees, stockholders, parents, subsidiaries, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that I may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Release and the Agreement prohibits or restrains me from making disclosures protected under the whistleblower provisions of federal or state law or from exercising my rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED, AND AGREED:

Mark Bach

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